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                                                                     EXHIBIT 21



Subsidiaries(1)
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Santiago Leasing S.A.
Santiago S.A. Administradora General de Fondos
Santiago Corredora de Bolsa Ltda.
Santiago Factoring Ltda.
Santiago Corredora de Seguros Ltda.
Santiago Asesorias Financieras Ltda.
Cobranzas y Recaudaciones Ltda.
Santander S.A. Agente de Valores
Santander S.A. Administradora de Fondos Mutuos
Santander S.A. Sociedad Securitizadora
Corredora de Seguros de Vida Santander

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(1) All incorporated in Chile and 100% owned by Santander Chile.